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                                                                    EXHIBIT 3.61

                           ARTICLES OF INCORPORATION
                                       OF
                       SYNAGRO MIDWEST - ENVIROLAND, INC.

         Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

                                   Article I

         The name of the corporation is: Synagro Midwest - Enviroland, Inc.

                                   Article II

         The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                  Article III

         The aggregate number of shares which the corporation shall have authority to issue is 200,000, all of which shall be Common NO PAR value stock consisting of one class of shares with two series as follows:

                          Series                Number of Shares Authorized
                          ------                ---------------------------
                       Common Voting                         10

                     Common Non-Voting                    199,990


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                                   Article IV

         The address of the registered office is: 601 Abbott Road, East Lansing, Michigan 48823. The name of the resident agent at the registered office is CSC-Lawyers Incorporating Service (Company).

                                   Article V

         The name and address of the incorporator is: Carol Haag, 3265 Old Hickory Trail, DeWitt, MI 48820.

                                   Article VI

         Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

         Prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

         I, the incorporator sign my name this 25th day of January, 1985.

                                               /s/ Carol Haag
                                               --------------
                                               CAROL HAAG